EXHIBIT 8.1

WELLS FARGO TOWER 420 20TH STREET NORTH SUITE 1400 BIRMINGHAM, ALABAMA 35203 PHONE: 205.328.0480 FAX: 205.3622.8007 www.bakerdonelson.com
August 31, 2015

Griffin Capital Essential Asset REIT II, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

Re:	Registration Statement on Form S-11 (Registration No. 333-194280)
Ladies and Gentlemen:
We have served as tax counsel to Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the "Company"), in connection with certain matters of federal income tax law arising out of the registration of up to $2.2 billion in shares of Class A and Class T common stock, $0.001 par value per share, of the Company ("Common Stock") covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Up to $2.0 billion in shares are issuable pursuant to subscription agreements and up to $200 million in shares are issuable pursuant to the Company's distribution reinvestment plan (the "DRP"). The Company has reserved the right to reallocate shares of Common Stock being offered between the classes of Common Stock and between the Company's primary offering and the DRP. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement. This opinion is being furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b)(8) of Regulation S-K.
In giving this opinion letter, we have examined the following:

1.
The Registration Statement and the related form of prospectus to be filed on or about September 1, 2015 (the "Prospectus") included therein (including, without limitation, the form of Subscription Agreement attached thereto as Appendix B and the DRP attached thereto as Appendix C) in the form in which it was transmitted to the Commission under the 1933 Act;

2.	The First Articles of Amendment and Restatement of the Company, certified as of a recent date by the Maryland Department of Assessments and Taxation;

3.	The bylaws of the Company;

4.	The Second Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership II, L.P., as amended (the "Operating Partnership"); and

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.
In connection with the opinions rendered below, we have assumed, with your consent, that:

1.
Each of the documents referred to above has been duly authorized, executed, and delivered by all parties other than the Company; is authentic, if an original, or is accurate, if a copy; and has not been amended;

August 31, 2015

2.
During its taxable year ending December 31, 2015, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Company Officer's Certificate"), true for such years;

3.	The Company will not make any amendments to its organizational documents after the date of this opinion that would affect the opinions expressed below; and

4.	No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer's Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Company Officer's Certificate. Furthermore, where the factual representations in the Company Officer's Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.
Based on the documents and assumptions set forth above, the representations set forth in the Company Officer's Certificate, and the discussion in the Registration Statement under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

(A)
The Company will be organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code beginning with the Company's taxable year ended December 31, 2015, and the Company's and proposed method of operation will enable it to meet the qualifications and requirements for taxation as a REIT under the Code for its taxable year ending December 31, 2015 and thereafter: and

(B)
The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the U.S federal income tax considerations that are likely to be material to a holder of shares of the Common Stock.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Company Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for taxation as a REIT.
We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Considerations" as set forth in (B) above).
The opinion regarding the Company's ability to qualify as a REIT depends upon the Company's ability, through its actual operations, to meet the numerous REIT qualification tests imposed by the Code. No prediction as to those actual operating results is implied by our opinion. Further, our opinion is subject to and limited by the assumption that the offering and issuance of Common Stock pursuant to the Registration Statement will be made as provided in the Registration Statement, including the assumption that all purchasers of the shares of Common Stock will meet the suitability standards provided in the Registration Statement, will complete and execute the subscription agreement, and will pay the subscription price. We will not review on a continuing basis the Company's compliance with such qualification tests, documents, assumptions or representations.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal income tax matters or to any issues arising under the tax laws

August 31, 2015

of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,

/s/ BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC